Exhibit 99.1

For Release 1:30 p.m. PDT

June 15, 2006

Microsoft Announces Plans for July 2008 Transition for Bill Gates

Working full time at Microsoft through June 2008, Gates then will continue as chairman and advisor while increasing Foundation efforts; Ray Ozzie and Craig Mundie to assume expanded roles.

REDMOND, Wash. — June 15, 2006 — Microsoft Corp. today announced that effective July 2008 Bill Gates, chairman, will transition out of a day-to-day role in the company to spend more time on his global health and education work at the Bill & Melinda Gates Foundation. The company announced a two-year transition process to ensure that there is a smooth and orderly transfer of Gates’ daily responsibilities, and said that after July 2008 Gates would continue to serve as the company’s chairman and an advisor on key development projects.

The company announced that Chief Technical Officer Ray Ozzie will immediately assume the title of chief software architect and begin working side by side with Gates on all technical architecture and product oversight responsibilities, to ensure a smooth transition. Similarly, Chief Technical Officer Craig Mundie will immediately take the new title of chief research and strategy officer and will work closely with Gates to assume his responsibility for the company’s research and incubation efforts; Mundie also will partner with general counsel Brad Smith to guide Microsoft’s intellectual property and technology policy efforts.

“Our business and technical leadership has never been stronger, and Microsoft is well-positioned for success in the years ahead. I feel very fortunate to have such great technical leaders like Ray and Craig at the company,” Gates said. “I remain fully committed and full time

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at Microsoft through June 2008 and will be working side by side with Ray and Craig to ensure that a smooth transition occurs.”

“This was a hard decision for me,” Gates added. “I’m very lucky to have two passions that I feel are so important and so challenging. As I prepare for this change, I firmly believe the road ahead for Microsoft is as bright as ever.”

In September 2005 Microsoft Chief Executive Officer Steve Ballmer organized the company into three divisions under presidents Jim Allchin, Kevin Johnson, Robbie Bach and Jeff Raikes, who were given much greater responsibility for product development and strategy decisions within their respective businesses. In August 2005 the company appointed Kevin Turner as chief operating officer.

“Bill and I are confident we’ve got a great team that can step up to fill his shoes and drive Microsoft innovation forward without missing a beat,” Ballmer said. “We will continue to hire the world’s best technical talent and give them the tools to do their best work, and we will continue to tackle the biggest challenges and opportunities for our customers by investing for the long term.”

Ballmer and Gates noted that Microsoft has been steadily expanding its senior leadership in recent years, and that today’s announcement continues a transition process that has been underway for several years. In January 2000, Gates assumed the role of chief software architect and Ballmer assumed the role of CEO, responsible for all day-to-day operations and company business strategy.

“This is a very sensible and thorough approach. A two-year transition will ensure that the company has a smooth transfer of strategy and knowledge from Bill to the next generation of leaders,” said James I. Cash, Ph.D., member of the Microsoft board of directors and former

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James E. Robison Professor, Harvard Business School. “Steve and his management team are very impressive, and I’m confident the company will not miss a step.”

Ozzie, 50, worked on the first electronic spreadsheet, VisiCalc, in the early 1980s, then joined Lotus Development Corp. in 1983 to develop Lotus Symphony, an MS-DOS®-based integrated software management product that combined word processing, spreadsheet, business graphics, data management and communications capabilities. In 1984, Ozzie formed Iris Associates Inc. to develop Lotus Notes. In 1997 Ozzie founded Groove Networks, where he developed Groove Virtual Office. Microsoft acquired Groove Networks in April 2005 and named Ozzie chief technical officer.

Mundie, 56, joined Microsoft in 1992 to create and run the Consumer Platforms Division, which was responsible for developing non-PC platform and service offerings including the Microsoft® Windows® CE operating system; software for handheld PCs, Pocket PCs and Auto PCs; and early telephony products. Mundie also started Microsoft’s digital TV efforts and acquired and managed the WebTV Networks Inc. subsidiary. Mundie is also the original champion of the Trustworthy Computing Initiative at Microsoft, which has influenced Microsoft’s software development strategy. His current responsibilities also include global technology policy and a variety of technical and business incubation activities.

Ozzie and Mundie will continue to report to Gates. At an appropriate time during the two-year transition period, they will shift to reporting to Ballmer.

Gates, 50, started Microsoft in 1975 with childhood friend Paul Allen. He took Microsoft public in 1986 and was the company’s chairman and CEO until 2000, when Ballmer took over as CEO. For the past six years Gates has focused on Microsoft’s software development as the

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company’s chairman and chief software architect. In 2000, with his wife, he formed the Bill & Melinda Gates Foundation, whose assets now are $29.1 billion.

Founded in 1975, Microsoft has pioneered many of the software innovations that paved the way for the digital information revolution and launched the PC industry. Beginning with MS-DOS, Microsoft’s first operating system, and continuing with products such as Microsoft Office, Microsoft Windows and Xbox®, the company has developed a broad range of software, services and solutions that have transformed the way people work, communicate and play. Microsoft has 63,000 employees in more than 100 countries and generates annual sales of more than $40 billion (U.S.). With products for desktop PCs, servers and mobile devices, Microsoft continues to be the worldwide leader in helping people and businesses realize their full potential.

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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